Exhibit 99.1

CA Technologies Announces Executive Changes

George Fischer departing after 20 years of service

Adam Elster to Lead Worldwide Sales and Services

NEW YORK, NY, January 21, 2014 —CA Technologies (NASDAQ: CA) today announced executive and organizational changes.

After a 20 year career at CA, George Fischer, executive vice president and group executive of Worldwide Sales and Services, will be leaving the company. Throughout his time at CA, he held a number of senior positions, always focused on advancing the business and serving customers.

“I want to thank George for his many contributions over the last two decades, as well as for his partnership over the past year as we worked to re-tool the sales organization for the future,” said Michael Gregoire, chief executive officer, CA Technologies.

With Mr. Fischer’s departure, CA is making the following changes that demonstrate the depth of leadership talent within the company.

Adam Elster to lead worldwide sales and services

Adam Elster, who currently heads CA’s Mainframe and Customer Success business, has been named executive vice president and group executive, Worldwide Sales and Services, effective immediately.

“Adam has a proven track record connecting technology and innovation to customer needs,” said Gregoire. “He has led some of our most important businesses and sales teams, and will help us to accelerate the transformation of our sales organization, better serve customers and drive growth.”

Michael Madden, general manager, Mainframe, will now report directly to Michael Gregoire, and will retain responsibility for CA innovations and solutions that manage and secure the dynamic data center.

Dayton Semerjian, general manager, Customer Success and Support will now report to Paul Pronsati, senior vice president, Global Operations and Information Technology.

About CA Technologies

CA Technologies (NASDAQ: CA) provides IT management solutions that help customers manage and secure complex IT environments to support agile business services. Organizations leverage CA Technologies software and SaaS solutions to accelerate innovation, transform infrastructure and secure data and identities, from the data center to the cloud. Learn more about CA Technologies at www.ca.com.

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